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                           California Microwave, Inc.
                        Computation of Per Share Earnings
                                   Exhibit 11
                    (In thousands, except per share amounts)


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                                                                            Three months ended
                                                                                September 30
                                                                         --------------------------
                                                                         1996                  1995
                                                                         ----                  ----
PRIMARY - EPS:

Net income (loss), as reported                                           $(1,873)           $ 5,107
                                                                         =======            =======

Average shares outstanding                                                16,133             15,807

Add - Common stock equivalents of Company's
stock options using the treasury stock method                                 --                524
                                                                         -------            -------

Average shares and equivalents - Primary                                  16,133             16,331
                                                                         =======            =======

Net income per share - Primary                                           $ (0.12)           $   .31
                                                                         =======            =======


FULLY DILUTED - EPS:

Net income, as reported                                                  $(1,873)           $ 5,107

Add back interest, net of taxes                                              562                562
                                                                        --------            -------

Net income for fully diluted                                            $ (1,311)           $ 5,669
                                                                        ========            =======

Average shares and equivalents - primary                                  16,133             16,331

Add- additional common stock equivalents of
the Company's stock options                                                   --                 --

Add - Shares to be issued at conversion of
Convertible Debentures                                                     2,222              2,221
                                                                        --------            -------

Average shares and equivalents - Fully Diluted                            18,355             18,552
                                                                        ========            =======


Net income per share - Fully Diluted                                    $  (0.12)           $   .31
                                                                        ========            =======
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